Exhibit 99.1
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
On August 1, 2024 (“Closing Date”), Occidental Petroleum Corporation (“Occidental”) consummated the purchase of CrownRock, L.P. (“CrownRock”) for total consideration of approximately $12.4 billion (“the acquisition”) consisting of approximately $9.4 billion of cash consideration (inclusive of and subject to certain working capital and other customary purchase price adjustments), approximately 29.6 million shares of common stock of Occidental, and the assumption of $1.2 billion of existing debt of CrownRock and its subsidiaries. Concurrent with the acquisition closing, Occidental issued approximately $9.7 billion aggregate principal amount of new debt.
The unaudited pro forma condensed combined financial statements (the “pro forma financial statements”) presented below have been prepared from the respective historical consolidated financial statements of Occidental and CrownRock and have been adjusted to reflect the completion of the acquisition. The unaudited pro forma combined statements of operations (the “pro forma statements of operations”) for the year ended December 31, 2024, are presented as if the transactions had been completed on January 1, 2024. The amounts related to discontinued operations in Occidental’s Annual Report on Form 10-K for the year ended December 31, 2024 have been excluded from the pro forma statements of operations.
The pro forma financial statements have been prepared from (i) the audited consolidated financial statements of Occidental contained in its Annual Report on Form 10-K for the year ended December 31, 2024, and (ii) the unaudited condensed consolidated financial statements of CrownRock for the six months ended June 30, 2024 included as Exhibit 99.1 to Occidental’s Form 8-K filed on August 12, 2024, as well as CrownRock’s unaudited financial records covering the period from July 1, 2024 through the Closing Date. Certain of CrownRock’s historical amounts have been reclassified to conform to Occidental’s financial statement presentation.
The pro forma financial statements have been prepared to reflect adjustments to Occidental’s historical consolidated financial information that are (i) directly attributable to the acquisition, (ii) factually supportable and (iii) with respect to the pro forma statements of operations only, expected to have a continuing impact on Occidental’s results.
The pro forma financial statements do not include the realization of cost savings from operating efficiencies, revenue synergies or other integration costs expected to result from the acquisition.
The pro forma financial statements have been prepared using the acquisition method of accounting using the accounting guidance in Accounting Standards Codification 805, Business Combinations (“ASC 805”), with Occidental treated as the acquirer.
The pro forma financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or consolidated financial position of Occidental would have been had the transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.
The pro forma financial statements and related notes should be read in conjunction with the separate historical consolidated financial statements and related notes of Occidental included in its Annual Report on Form 10-K for the period ended December 31, 2024, and CrownRock included as Exhibit 99.1 to Occidental’s Form 8-K filed on August 12, 2024.

OCCIDENTAL PETROLEUM CORPORATION
UNAUDITED PRO FORMA STATEMENT OF COMBINED OPERATIONS
YEAR ENDED DECEMBER 31, 2024

in millions except per-share amounts	Occidental Historical	CrownRock Six Months Ended June 30, 2024 (Adjusted)	CrownRock July 1, 2024 through the Closing Date	Acquisition Accounting and Related Transactions		Occidental Combined Pro Forma
Revenues and other income
Net sales	26,725	1,265	194	—		28,184
Interest, dividends and other income	171	6	2	—		179
Gains (losses) on sales of assets and other, net	(16)	—	—	—		(16)
Total	26,880	1,271	196	—		28,347
Costs and other deductions
Oil and gas lease operating expense	4,738	216	17	—		4,971
Transportation and gathering expense	1,608	—	—	—		1,608
Chemical and midstream cost of sales	3,121	—	—	—		3,121
Purchased commodities	337	—	—	—		337
Selling, general and administrative expenses	1,062	9	2	—		1,073
Other operating and non-operating expense	1,581	—	—	—		1,581
Taxes other than on income	1,039	65	11	—		1,115
Depreciation, depletion and amortization	7,371	325	57	110	(b)	7,863
Asset impairments and other charges	1,281	—	—	—		1,281
Acquisition-related costs	84	—	—	—		84
Exploration expense	275	—	—	—		275
Interest and debt expense, net	1,175	39	6	330	(a)	1,550
Total	23,672	654	93	440		24,859
Income (loss) before income taxes and other items	3,208	617	103	(440)		3,488
Other items
Income from equity investments and other	862	(2)	2	—		862
Total	862	(2)	2	—		862
Income (loss) before income taxes	4,070	615	105	(440)		4,350
Income tax expense	(1,174)	—	—	(62)	(c)	(1,236)
Income (loss) from continuing operations	2,896	615	105	(502)		3,114
Less: Net income attributable to noncontrolling interests	(22)	—	—	—		(22)
Less: Preferred stock dividends	(679)	—	—	—		(679)
Income (loss) from continuing operations attributable to Common Stockholders	2,195	615	105	(502)		2,413
Net income from continuing operations attributable to common stockholders—basic	$2.39					$2.58
Net income from continuing operations attributable to common stockholders—diluted	$2.26					$2.44

Weighted-average number of basic shares	911.8			17.2	(e)	929.0
Diluted weighted-average common shares	967.1			17.2	(e)	984.3
See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
a)    Represents pro forma adjustments to interest and debt expense, net, related to the incurrence of $9.7 billion aggregate principal amount of new indebtedness, with a weighted average annual interest rate of 6.22%. Interest rates are based on underlying U.S. Treasury rates adjusted for Occidental's anticipated credit spreads across a range of maturities.

in millions, except for interest rates	Principal Amount	Interest Rate (1)	Estimated interest expense January 1, 2024 through the Closing Date
Notes	5,000	5.47%	$159
Term loan (364 day)	2,000	6.94%	81
Term loan (2 year)	2,700	7.07%	111
Total debt assumed issued	$9,700	6.22%	$351

Amortization of term loan debt issuance costs			3
Amortization of notes debt issuance costs			4
Redemption of 2025 CrownRock Notes			(28)
Total interest expense			$330

1 The interest rates for the term loans are the July 30, 2024 SOFR of 5.342% plus the applicable margin as specified in the respective debt agreements. The rate for the notes is the pro-forma weighted average interest rate as issued.
Occidental elected to redeem approximately $868 million of the $1.2 billion of assumed debt of CrownRock after the closing of the acquisition. The redemption of the CrownRock 2025 notes resulted in a decrease in CrownRock’s interest expense of $28 million.
A 1/8 of a percent change in the interest rate of the $4.7 billion in term loans would increase or decrease the interest expense by $6 million for the year ended December 31, 2024.
b)    Reflects adjustments to historical depreciation, depletion and amortization ("DD&A") expense related to the step up of property, plant and equipment to estimated fair value. Pro forma DD&A expense related to the assets acquired through the acquisition is $110 million for the year ended December 31, 2024.
c)    Reflects the income tax effects of the pro forma adjustments included in the pro forma statements of operations for the year ended December 31, 2024, including an adjustment for income taxes for historical CrownRock that would have been recorded as a result of the acquisition. The effective tax rate of the combined company could be significantly different from what is presented in these pro forma financial statements for a variety of reasons, including post-merger activities.

d)     The following reclassifications were made to conform CrownRock's historical financial results to Occidental's presentation on the pro forma financial statements:

Income Statement in millions	For six months ended June 30, 2024
	Reclassification from CrownRock Historical	Reclassification to CrownRock Historical (Adjusted)
Revenues and other income
Net sales	$	$1,264.5
Interest, dividends and other income		6.4
Oil and natural gas sales	1,187.0
Saltwater disposal	40.9
Gathering system rent and transportation fees	26.3
Fresh water supply	7.8
Surface ownership	2.4
Interest income	6.4
Costs and other deductions
Oil and gas lease operating expense		215.9
Selling, general and administrative expenses		8.6
Taxes other than on income		64.7
Depreciation, depletion and amortization		1.1
Lease operating expense	215.9
Production and ad valorem taxes	64.7
Accretion of discount on asset retirement obligation	1.1
General and administrative	8.6
Other items
Income from equity investments and other		(1.5)
Other income (expense), net	(1.5)
Total	$1,560	$1,560

e)     Reflects the issuance of approximately 29.6 million shares of Occidental common stock to the holders of the CrownRock interests as a portion of the consideration for the acquisition and consolidated activity from the Closing Date to the end of the period. The following table reconciles historical and pro forma basic and diluted earnings per share utilizing the two-class method for the periods indicated:

in millions, except per-share amounts	For year ended December 31, 2024
	Occidental Historical	Occidental Combined Pro Forma
Income from continuing operations attributable to common stock	$2,195	$2,413
Less: Net income allocated to participating securities	(12)	(13)
Net income, net of participating securities	$2,183	$2,400

Weighted-average number of basic shares	911.8	929.0
Dilutive securities	55.3	55.3
Diluted weighted average common shares outstanding	967.1	984.3

Basic income from continuing ops per common share	$2.39	$2.58
Diluted income from continuing ops per common share	$2.26	$2.44